UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 11, 2015

ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-31775	86-1062192
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas		75254
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code (972) 490-9600

Check the appropriated box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01     REGULATION FD DISCLOSURE.
On June 11, 2015, Ashford Hospitality Trust, Inc. ("Ashford Trust" or the “Company”) announced that it has completed the acquisition of the 226-room Le Pavillon Hotel for total consideration of $62.5 million in cash ($277,000 per key). Located in the thriving New Orleans, LA market, the hotel features approximately 7,800 square feet of meeting space across nine rooms. At closing, Remington Lodging assumed property management. The Company also closed on a $43.75 million non-recourse mortgage loan to finance the acquisition. The new financing has a two-year term and three, one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only and provides for a floating interest rate of LIBOR + 5.10%.
A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
The Company also announced that it has signed a definitive agreement to acquire the 237-room W Atlanta Downtown hotel for total consideration of $56.8 million ($239,000 per key). Located in the heart of Downtown Atlanta, the hotel features over 9,000 sq. ft. of meeting space. The Company intends to finance the property with approximately $45.4 million of non-recourse mortgage debt. Post-closing, the hotel will continue to be managed by Starwood Hotels.
A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

(d)    Exhibits

Exhibit Number	Description
99.1	Press Release of the Company, dated June 11, 2015, furnished under Item 7.01, announcing that it has completed the acquisition of the 226-room Le Pavillon Hotel.
99.2
Press Release of the Company, dated June 11, 2015, furnished under Item 7.01, announcing that it signed a definitive agreement to acquire the 237-room W Atlanta Downtown hotel for total consideration of $56.8 million.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 11, 2015

ASHFORD HOSPITALITY TRUST, INC.

By: /s/ DAVID A. BROOKS
David A. Brooks
Chief Operating Officer and General Counsel